Exhibit 4.3

                         Form of Face of 4.50% Debenture

         UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

         UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE, THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE
DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OR SUCH SUCCESSOR DEPOSITARY.

                                  INACOM CORP.

                    4.50% CONVERTIBLE SUBORDINATED DEBENTURE

                              DUE NOVEMBER 1, 2004

CUSIP Number 45323G AC 3                                            $75,000,000

         InaCom Corp., a corporation duly organized and existing under the laws of Delaware (herein called the "Company", which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of Seventy-Five Million Dollars ($75,000,000) on November 1, 2004 and to pay interest thereon from November 4, 1997 or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually in arrears on May 1 and November 1 in each year (each, an "Interest Payment Date"), commencing May 1, 1998 at the rate of 4.50% per annum computed on the basis of a 360 day year consisting of twelve 30-day months, until the principal hereof is due, and at the rate of 4.50% per annum on any overdue principal and premium, if any, and, to the extent permitted by law, on any overdue interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this 4.50% Convertible Subordinated Debenture (herein individually called a
"Security" or a "4.50% Debenture" and, together with those other 4.50% Convertible Subordinated Debentures Due November 1, 2004 collectively called the "4.50% Debentures") (or one or more Predecessor Securities is registered at the close of business on the Regular Record Date for such interest, which shall be April 15 or October 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of 4.50% Debentures not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any automated quotation system or securities exchange on which the 4.50% Debentures may be listed, and upon such notice as may be required by such quotation system or exchange, as the case may be, all as more fully provided in the Indenture. Payments of principal shall be made upon the surrender of this Security at the option of the Holder at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check, mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or, upon written application by the Holder to the Security Registrar.

         Except as specifically provided in the Indenture, the Company shall not be required to make any payment with respect to any tax, assessment or other governmental charge imposed by any governmental or any political subdivision or taxing authority thereof or therein.

         Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

         Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

         IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated:


                                          INACOM CORP.

[Corporate Seal]
                                          /s/ David C. Guenthner
                                    By:   ____________________________
                                          Title:   Executive Vice President
                                                   & Chief Financial Officer
                                          Name:  David C. Guenthner

Attest:

/s/ Leon Kerkman
------------------------------
Title:   Corporate Controller
Name:    Leon Kerkman

                       Form of Reverse of 4.50% Debenture

         This Security is one of a duly authorized issue of 4.50% Debentures of the Company designated as its 4.50% Convertible Subordinated Debentures Due November 1, 2004 limited in aggregate principal amount to $75,000,000, as such amount may be increased, but not by an amount in excess of $11,250,000, solely as a result of the exercise of the underwriters' over-allotment option granted by the Company under the underwriting agreement, dated October 29, 1997, among the Company, Goldman, Sachs & Co., J.P. Morgan & Co., and PaineWebber Incorporated, issued and to be issued under an Indenture, dated as of September 30, 1997, as supplemented and modified by that certain First Supplemental Indenture, dated as of November 4, 1997 (as so supplemented and modified, herein called the "Indenture"), between the Company and Norwest Bank Minnesota, National Association, as Trustee (herein called the "Trustee", which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the 4.50% Debentures and of the terms upon which the 4.50% Debentures are, and are to be, authenticated and delivered. The 4.50% Debentures are issuable in registered form only without coupons in denominations of $1,000 and any integral multiple thereof.

         Subject to and upon compliance with the provisions of the Indenture, the Holder of this Security is entitled, at his option, at any time before the close of business on November 1, 2004 or in case this Security or a portion hereof is called for redemption or the Holder hereof has exercised his right to require the Company to repurchase this Security or a portion hereof, then in respect of this Security until and including, but (unless the Company defaults in making the payment due upon redemption or repurchase, as the case may be) not after, the close of business on the Redemption Date or Repurchase Date, as the case may be, to convert this Security (or any portion of the principal amount hereof that is an integral multiple of $1,000, provided that the unconverted portion of such principal amount is $1,000 or any integral multiple of $1,000 in excess thereof) into fully paid and nonassessable shares of Common Stock of the Company at an initial Conversion Rate of 25.2350 shares of Common Stock for each $1,000 principal amount of 4.50% Debentures (or at the then current adjusted Conversion Rate if an adjustment has been made as provided in the Indenture) by surrender of this Security, duly endorsed or assigned to the Company or in blank and, in case such surrender shall be made during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except if this Security has been called for redemption on a Redemption Date or is repurchasable on a Repurchase Date occurring, in either case, during such period and is surrendered for such conversion during such period (including any 4.50% Debentures or portions thereof called for redemption on a Redemption Date that is a Regular Record Date or an Interest Payment Date, as the case may be)), also accompanied by payment in New York Clearing House or other funds acceptable to the Company of an amount equal to the interest payable on such Interest Payment Date on the principal amount of this Security then being converted, and also the conversion notice hereon duly executed, to the Company at the Corporate Trust Office of the Trustee, or at such other office or agency of the Company, subject to any laws or regulations applicable thereto and subject to the right of the Company to terminate the appointment of any Conversion Agent (as defined below) as may be designated by it for such purpose in the Borough of Manhattan, The City of New York, or at such other offices or agencies as the Company may designate (each a "Conversion Agent"), provided further, that if this Security or portion hereof has been called for redemption on a Redemption Date or is repurchasable on a Repurchase Date occurring, in either case, during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such succeeding Interest Payment Date and is surrendered for conversion during such period, then the Holder of this Security who converts this Security or a portion hereof during such period will be entitled to receive the interest accruing hereon from the Interest Payment Date next preceding the date of such conversion to such succeeding Interest Payment Date and shall not be required to pay such interest upon surrender of this Security for conversion. Subject to the provisions of the preceding sentence and, in the case of a conversion after the close of business on the Regular Record Date next preceding any Interest Payment Date and on or before the close of business on such Interest Payment Date, to the right of the Holder of this Security (or any Predecessor Security of record as of such Regular Record Date) to receive the related installment of interest to the extent and under the circumstances provided in the Indenture, no cash payment or adjustment is to be made on conversion for interest accrued hereon from the Interest Payment Date next preceding the day of conversion, or for dividends on the Common Stock issued on conversion hereof. The Company shall thereafter deliver to the Holder the fixed number of shares of Common Stock (together with any cash adjustment, as provided in the Indenture) into which this Security is convertible and such delivery will be deemed to satisfy the Company's obligation to pay the principal amount of this Security. No fractions of shares or scrip representing fractions of shares will be issued on conversion, but instead of any fractional interest (calculated to the nearest 1/100th of a share) the Company shall pay a cash adjustment as provided in the Indenture. The Conversion Rate is subject to adjustment as provided in the Indenture. In addition, the Indenture provides that in the case of certain consolidations or mergers to which the Company is a party or the conveyance, transfer, sale or lease of all or substantially all of the property and assets of the Company, the Indenture shall be amended, without the consent of any Holders of 4.50% Debentures, so that this Security, if then Outstanding, will be convertible thereafter, during the period this Security shall be convertible as specified above, only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, conveyance, transfer, sale or lease by a holder of the number of shares of Common Stock of the Company into which this Security could have been converted immediately prior to such consolidation, merger, conveyance, transfer, sale or lease (assuming such holder of Common Stock is not a Constituent Person, failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of Non-electing Shares). No adjustment in the Conversion Rate will be made until such adjustment would require an increase or decrease of at least 1% of such Conversion Rate, provided that any adjustment that would otherwise be made will be carried forward and taken into account in the computation of any subsequent adjustment.

         The 4.50% Debentures are subject to redemption upon not less than 20 nor more than 60 days' notice by mail, at any time on or after November 1, 2001, as a whole or in part, at the election of the Company, at the following Redemption Prices (expressed as percentages of the principal amount): If redeemed during the 12-month period beginning November 1, of the years indicated,

                                                   Redemption
                  Year                                Price

                  2001                               101.929%
                  2002                               101.286%
                  2003                               100.643%
                  2004                               100.000%


and thereafter at a Redemption Price equal to 100% of the principal amount, in each case together with accrued interest to the Redemption Date; provided, however, that interest installments whose Stated Maturity is on or prior to such Redemption Date will be payable to the Holders of such 4.50% Debentures, or one or more Predecessor Securities, of record at the close of business on the relevant Record Dates referred to on the face hereof, all as provided in the Indenture.

         In the event of redemption, repurchase or conversion of this Security in part only, a new Security for the unredeemed, unrepurchased or unconverted portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

         In any case where the due date for the payment of the principal of, premium, if any, or interest on a Security or the last day on which a Holder of a Security has a right to convert his Security shall be, at any Place of Payment or Place of Conversion, as the case may be, a day on which banking institutions at such Place of Payment or Place of Conversion are authorized or obligated by law or executive order to close, then payment of principal, premium, if any, or interest, or delivery for conversion of such Security need not be made on or by such date at such place but may be made on or by the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law or executive order to close, with the same force and effect as if made on the date for such payment or the date fixed for redemption or repurchase, or by such last day for conversion, and no interest shall accrue on the amount so payable for the period after such date so long as payment is made on the next succeeding day at such place which is not a day on which banking institutions are authorized or obligated by law or executive order to close.

         If a Change of Control occurs, the Holder of this Security, at the Holder's option, shall have the right, in accordance with the provisions of the Indenture, to require the Company to repurchase this Security (or any portion of the principal amount hereof that equal to $1,000 or any integral multiple of $1,000 in excess thereof) for cash at a Repurchase Price equal to 100% of the principal amount thereof plus interest accrued to the Repurchase Date. At the option of the Company, the Repurchase Price may be paid in cash or, subject to the conditions provided in the Indenture, by delivery of shares of Common Stock having a fair market value equal to the Repurchase Price. For purposes of this paragraph, the fair market value of shares of Common Stock shall be determined by the Company and shall be equal to 95% of the average of the Closing Prices Per Share for the five consecutive Trading Days ending on and including the third Trading Day immediately preceding the Repurchase Date. Whenever in this Security there is a reference, in any context, to the principal of any such Security as of any time, such reference shall be deemed to include reference to the Repurchase Price payable in respect of such Security to the extent that such Repurchase Price is, was or would be so payable at such time, and express mention of the Repurchase Price in any provision of this Security shall not be construed as excluding the Repurchase Price so payable in those provisions of this Security when such express mention is not made; provided, however, that, for the purposes of the next paragraph, such reference shall be deemed to include reference to the Repurchase Price only to the extent the Repurchase Price is payable in cash.

         The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes.

         If an Event of Default shall occur and be continuing, the principal of all the 4.50% Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

         The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the 4.50% Debentures under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the 4.50% Debentures at the time Outstanding. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the 4.50% Debentures at the time Outstanding, on behalf of the Holders of all the 4.50% Debentures, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

         No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security on the respective Stated Maturities expressed herein (or in the case of redemption or repurchase, on the Redemption Date or Repurchase Date, as the case may be) or to convert this Security as provided in the Indenture.

         As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default, the Holders of not less than 25% in principal amount of the Outstanding 4.50% Debentures shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity satisfactory to it and the Trustee shall not have received from the Holders of a majority in principal amount of the 4.50% Debentures Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof, premium, if any, or interest hereon on or after the respective due dates expressed herein or for the enforcement of the right to convert this Security as provided in the Indenture.

         As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained for that purpose pursuant to Section 1002, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new 4.50% Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

         No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

         Prior to due presentment of this Security for registration of transfer, the Company, the Trustee, and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

         All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

                                  ABBREVIATIONS


         The following abbreviations, when used in the inscription of the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations:



TEN COM - as tenants in common                UNIF GIFT MIN ACT--______________
TEN ENT - as tenants by the                                         (Cust)
                entireties                    Custodian __________ under Uniform
JT TEN  - as joint tenants with right                               (Minor)
                of survivorship and not as    Gifts to Minors Act ______________
                tenants in common                                   (State)


                    Additional abbreviations may also be used
                          though not in the above list.

                  ELECTION OF HOLDER TO REQUIRE REPURCHASE

          1. Pursuant to Section 1501 of the Indenture, the undersigned hereby elects to have this Security repurchased by the Company.

          2. The undersigned hereby directs the Trustee or the Company to pay it or __________________ an amount in cash or, at the Company's election, Common Stock valued as set forth in the Indenture, equal to 100% of the principal amount to be repurchased (as set forth below), plus interest accrued to the Repurchase Date, as provided in the Indenture.


Dated:

                                               ------------------------------


                                               ------------------------------
                                                 Signature(s)

         Signature(s) must be guaranteed by an Eligible Guarantor Institution with membership in an approved signature guarantee program pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.


                                               ------------------------------
                                                 Signature Guaranteed


Principal amount to be repurchased
(an integral multiple of $1,000):           _______________________________

Remaining principal amount following such repurchase: ____________________

NOTICE: The signature to the foregoing Election must correspond to the Name as written upon the face of this Security in every particular, without alteration or any change whatsoever.